As filed with the Securities and Exchange Commission on March 13, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
WESTAMERICA BANCORPORATION
(Exact Name of Registrant as Specified in Its Charter)

California (State or other jurisdiction of incorporation or organization)	94-2156203 (I.R.S. Employer Identification No.)
1108 FIFTH AVENUE, SAN RAFAEL, CALIFORNIA 94901
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
John “Robert” A. Thorson
Senior Vice President and Chief Financial Officer
Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, California 94901
(707) 863-6000
(Name, address, including zip code, and
telephone number, including area code,
of agent for service)
Copies to:

Craig D. Miller, Esq. Manatt, Phelps & Phillips, LLP One Embarcadero Center, 30th Floor San Francisco, CA 94111 (415) 291-7415	Angelee J. Harris, Esq. Manatt, Phelps & Phillips, LLP 695 Town Center Drive, 14th Floor Costa Mesa, CA 92626 (714) 338-2720
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

				Proposed Maximum
Title of each class of	Amount	Proposed maximum		Aggregate Offering	Amount of
securities to be registered	to be Registered	offering price per unit		Price	Registration Fee
Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share	83,726	$1,000	(1)	$83,726,000	$3,291
Depositary Shares Evidencing Fixed Rate Cumulative Perpetual Preferred Stock, Series A(2)	—	—		—	—
Warrant to Purchase Common Stock, no par value per share, and underlying shares of Common Stock(3)	246,640 (3)	$50.92	(4)	$12,558,909	$494
Total:				$96,284,909	$3,785

(1)	Calculated in accordance with Rule 457(a) and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	In the event the U.S. Department of Treasury requests that the registrant deposit the shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A with a depository pursuant to a depositary arrangement, depositary shares evidencing fractional shares of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A may be sold pursuant to this registration statement in lieu of whole shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A.

(3)	In addition to the Fixed Rate Cumulative Perpetual Preferred Stock, Series A and any depositary shares evidencing the same, there are being registered hereunder (a) a warrant for the purchase of 246,640 shares of common stock with an initial per share exercise price of $50.92 per share, (b) the 246,640 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416. Each share of common stock includes one attached common share purchase right.

(4)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $50.92

PROSPECTUS
FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
DEPOSITARY SHARES EVIDENCING FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
WARRANT TO PURCHASE 246,640 SHARES OF COMMON STOCK
246,640 SHARES OF COMMON STOCK
     This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, or the Series A Preferred Stock, (including any Series A Preferred Stock that may be represented by depositary shares), a warrant to purchase 246,640 shares of common stock, or the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the shares of Series A Preferred Stock (including any Series A Preferred Stock that may be represented by depositary shares), the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The Series A Preferred Stock and the warrant were originally issued by us pursuant to the Letter Agreement dated February 13, 2009, and the Securities Purchase Agreement — Standard Terms attached thereto, between us and the United States Department of the Treasury, which we refer to in this prospectus as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act.
     The initial selling securityholder and its successors, including transferees, which we collectively refer to in this prospectus as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.
     We will not receive any proceeds from the sale of securities by the selling securityholders, but we will receive the exercise price payable upon the exercise of the warrant, if exercised for cash.
     The Series A Preferred Stock is not listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list the Series A Preferred Stock on any exchange. Our common stock is traded on the NASDAQ Global Select Market under the symbol “WABC.” On March 10, 2009, the closing price of our common stock on the NASDAQ Global Select Market was $36.96 per share. You are urged to obtain current market quotations of the common stock.
     Our principal executive offices are located at 1108 Fifth Avenue, San Rafael, California 94901, and our telephone number is (707) 863-6000. Our Internet address is www.westamerica.com.
     Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page • of this prospectus and in the documents we file with the Securities and Exchange Commission before investing in our securities.
     These securities are our unsecured obligations and are not savings accounts, deposits, or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 12, 2009.

i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.
     We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.
     In this prospectus, “Westamerica,” “we,” “our,” “ours,” and “us” refer to Westamerica Bancorporation, which is a bank holding company headquartered in San Rafael, California, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Westamerica Bank” means our wholly owned bank subsidiary.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.westamerica.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.
     This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.
     We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009, including portions incorporated by reference therein to our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 12, 2009.

•	Our Current Reports on Form 8-K filed with the SEC on January 16, 2009, January 23, 2009, February 11, 2009, February 13, 2009, February 19, 2009 and March 3, 2009.

•	The description of our common stock contained in the Registration Statement on Form 8-A (No. 001-09383) filed January 8, 1987 under Section 12 of the Exchange Act, including any amendment or report filed to update such description.

•	The description of our Common Stock Purchase Rights contained in the Registration Statement on Form 8-A (No. 001-09383) filed January 8, 1987 under Section 12 of the Exchange Act, including any amendment of report filed to update such description.
     These documents contain important information about us and our financial condition. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus, while information that we file with the SEC after the date of this prospectus that is incorporated by reference will automatically update and supersede this information.
     Our filings are available on our website, www.westamerica.com. Information contained in or linked to our website is not a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:
Westamerica Bancorporation
1108 Fifth Avenue
San Rafael, California 94901
(707) 863-6000

FORWARD-LOOKING STATEMENTS
     This prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these provisions. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including statements about anticipated future operating and financial performance, financial position and liquidity, growth opportunities and growth rates, growth plans, acquisition and divestiture opportunities, business prospects, strategic alternatives, business strategies, financial expectations, regulatory and competitive outlook, investment and expenditure plans, financing needs and availability and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will” and variations of these words and similar expressions are intended to identify these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to adverse developments or conditions related to or arising from: (1) the length and severity of current difficulties in the national and California economies and the effects of federal government efforts to address those difficulties; (2) continued low liquidity levels in capital markets; (3) fluctuations in asset prices including, but not limited to, stocks, bonds, real estate, and commodities; (4) the effect of acquisitions and integration of acquired businesses; (5) economic uncertainty created by terrorist threats and attacks on the United States, the actions taken in response, and the uncertain effect of these events on the national and regional economies; (6) changes in the interest rate environment; (7) changes in the regulatory environment; (8) significantly increasing competitive pressure in the banking industry (9) operational risks including data processing system failures or fraud; (10) volatility of rate sensitive loans, deposits and investments; (11) asset/liability management risks and liquidity risks; (12) natural disasters; and (13) changes in the securities markets.
     Forward-looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Such forward-looking statements may be contained in this prospectus (and the documents incorporated by reference herein) under “Risk Factors,” or may be contained in our Annual Report on Form 10-K or in our Quarterly Reports on Form 10-Q under headings such as “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and “Business,” or in our Current Reports on Form 8-K, among other places. Any investor in Westamerica should consider all risks and uncertainties disclosed in our filings with the SEC described below under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.
     These and other factors are further described in our Annual Report on Form 10-K for the year ended December 31, 2008 (at Item 1A, in particular), our reports and registration statements filed with the Securities and Exchange Commission (“SEC”) and other filings we make in the future with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in the Form 10-K and other filings. Given these risks and uncertainties, we caution readers not to place undue reliance on any forward-looking statements, which speak to the date of this filing. We have no intention and undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events, except as required by law.

RISK FACTORS
     An investment in our securities involves a high degree of risk. Before making an investment decision, you should read carefully and consider the risk factors incorporated by reference in this prospectus, as well as those contained in any applicable prospectus supplement, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. You should also refer to other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations.
REGULATORY CONSIDERATIONS
     We are extensively regulated under both federal and state law. As a bank holding company, we are subject to regulation and examination by the Board of Governors of the Federal Reserve System, or the Federal Reserve, under the Bank Holding Company Act of 1956, as amended. We are also a bank holding company within the meaning of the California Financial Code and our wholly owned subsidiary, Westamerica Bank, is a California state-charted bank subject to primary supervision, periodic examination, and regulation by the California Department of Financial Institutions, or the DFI, and the Federal Deposit Insurance Corporation, or the FDIC, as well as certain regulations promulgated by the FRB. The FDIC provides deposit insurance through the Deposit Insurance Fund. For a discussion of the material elements of the regulatory framework and regulatory risks applicable to us and our subsidiaries, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, and any subsequent periodic reports we file with the SEC, which are incorporated by reference in this prospectus.
     This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of our security holders. As a result of this regulatory framework, our earnings are affected by actions of the FDIC, which insures the deposits of our banking subsidiary within certain limits, the DFI and the Federal Reserve Board, which regulate us and our bank subsidiary, and the SEC.
     Our earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.
     Depository institutions, like our banking subsidiary, are also affected by various federal and state laws, including those relating to consumer protection and similar matters.

WESTAMERICA BANCORPORATION
     We are a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Our legal headquarters are located in San Rafael, California and our principal administrative offices are located in Fairfield, California. We incorporated under the laws of the State of California in 1972 as “Independent Bankshares Corporation” pursuant to a plan of reorganization among three previously unaffiliated Northern California banks. We operated as a multi-bank holding company until mid-1983, at which time the then six subsidiary banks were merged into a single bank named Westamerica Bank and the name of the holding company was changed to Westamerica Bancorporation.
     Since 1990 we have acquired through several mergers and an asset acquisition by our subsidiary bank, Westamerica Bank, certain Central and Northern California banks, including (i) ValliCorp Holdings, Inc., parent company of ValliWide Bank, (ii) First Counties Bank, (iii) Kerman State Bank, (iv) Redwood Empire Bancorp, the parent company of National Bank of the Redwoods and (v) through the Federal Deposit Insurance Corporation acting as receiver, County Bank.
     Our strategic focus is on the banking needs of small businesses. We provide a full range of banking services to individual and corporate customers in Northern and Central California through Westamerica Bank, which currently has offices throughout counties in Northern and Central California.
USE OF PROCEEDS
     We will not receive any proceeds from any sale of the securities by the selling securityholders, but we will receive the exercise price payable upon the exercise of the warrant, if exercised for cash. We will use the proceeds received from the exercise of the warrant, if any, for working capital and general corporate purposes.
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
     The following table shows our ratio of earnings to combined fixed charges and preferred dividends on a consolidated basis. The ratio of earnings to combined fixed charges and preferred dividends has been computed by dividing net income plus all applicable income taxes plus fixed charges, by fixed charges and preferred dividend requirements.
     For purposes of determining the ratio of earnings to combined fixed charges and preferred dividends, earnings are defined as the sum of pre-tax income (loss) from continuing operations, fixed charges and amortization of capitalized interest; less interest capitalized. Fixed charges means the sum of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense. Preferred dividends means the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. During the periods shown below, no shares of our Series A Preferred Stock or any other class of our preferred stock were outstanding and, consequently, no preferred stock dividends were paid during such periods.

	For the Years Ended December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges and preferred dividends
Excluding interest on deposits	6.78	4.47	5.24	7.95	17.42
Including interest on deposits	3.10	2.66	3.06	4.39	7.27

DESCRIPTION OF SERIES A PREFERRED STOCK
     The following is a brief description of the terms of the Series A Preferred Stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our restated articles of incorporation, as amended, including the certificate of determination of preferences with respect to the Series A Preferred Stock, copies of which have been filed with the SEC and are also available upon request from us.
General
     Under our restated articles of incorporation, as amended, we have authority to issue up to 1,000,000 shares of preferred stock, no par value per share. Of such number of shares of preferred stock, 83,726 shares have been designated as Series A Preferred Stock, all of which shares of Series A Preferred Stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series A Preferred Stock are validly issued, fully paid and nonassessable.
Dividends Payable On Shares of Series A Preferred Stock
     Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period during the five year period following February 13, 2009 and are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period thereafter.
     Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with May 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.
     If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date.
     We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to California state laws relating to the payment of dividends including limitations imposed on the ability of the Bank to pay dividends to us by the California Financial Code.
Priority of Dividends
     With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:
•	Senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

•	at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Westamerica.
     So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	purchases or other acquisitions by broker-dealer subsidiaries of Westamerica solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of Westamerica for resale pursuant to an offering by Westamerica of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not Westamerica or a subsidiary of Westamerica, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before February 13, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
     On any dividend payment date for which full dividends are not paid, or declared and funds set aside, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
     Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.
Redemption
     Subject to any applicable federal law rules or regulations, the Series A Preferred Stock may not be redeemed prior to May 15, 2012, unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $20,931,500, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. In such a case, we may redeem the Series A Preferred Stock, subject to the approval of Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than Westamerica or its subsidiaries after February 13, 2009, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital of Westamerica at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board and also includes any sale of securities to the United States Department of Treasury under its Capital Assistance Program. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008. In addition, notwithstanding the foregoing, under the terms of the American Recovery and Reinvestment Act of 2009, the Series A Preferred Stock may be redeemed in whole or in part on or before May 15, 2012, subject to consultation with and the approval of the Federal Reserve Board; however, we must, at a minimum, agree to redeem at least $20,931,500 worth of the Series A Preferred Stock, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance.
     After May 15, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve Board, in whole or in part, subject to notice as described below.
     In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.
     The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.
     If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.
     We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).
     Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.
Liquidation Rights
     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

     If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.
Voting Rights
     Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock will not have any voting rights.
     Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. Our bylaws provide that in the event such voting right is triggered, the authorized number of directors on our board of directors shall be increased by two members. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.
     Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of authorized directors of Westamerica will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.
     Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or written consent of shareholders required by law or by our restated articles of incorporation, as amended, the vote or written consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
•	any amendment or alteration of the certificate of determination for the Series A Preferred Stock or our articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of Westamerica;

•	any amendment, alteration or repeal of any provision of the certificate of determination for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•	any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of Westamerica with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if Westamerica is not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.
     To the extent the Series A Preferred Stock is entitled to vote on any matter, then each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held.
     The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.
DESCRIPTION OF DEPOSITARY SHARES
     Pursuant to the Letter Agreement dated February 13, 2009, and the Securities Purchase Agreement — Standard Terms attached thereto between us and the initial selling securityholder, we have agreed, if requested by the initial selling securityholder, to enter into a depositary arrangement pursuant to which the shares of Series A Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series A Preferred Stock as specified by the initial selling securityholder, may be issued. The shares of Series A Preferred Stock would be held by a depositary (expected to be a bank or trust company) reasonably acceptable to the initial selling securityholder. If we enter into such a depositary arrangement, the selling securityholders would be offering depositary shares, each representing a fraction of a share of Series A Preferred Stock, instead of actual whole shares of Series A Preferred Stock. The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus. See “Where You Can Find More Information.”

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK
     The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.
Shares of Common Stock Subject to the Warrant
     The warrant is initially exercisable for 246,640 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $83,726,000 which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by one-half of the original number of shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”
Exercise of the Warrant
     The initial exercise price applicable to the warrant is $50.92 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before February 13, 2019 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by Westamerica of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”
     Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. The shares of common stock issuable upon exercise of the warrant are listed on the NASDAQ Global Select Market.
Rights as a Shareholder
     The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.
Transferability
     The initial selling securityholder may not transfer a portion of the warrant with respect to more than one-half of the original number of shares of common stock until the earlier of the date on which Westamerica has received aggregate gross proceeds from a qualified equity offering of at least $83,762,000 and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.
Adjustments to the Warrant
     Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

     Anti-dilution Adjustment. Until the earlier of February 13, 2012 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of February 13, 2009.
     Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.
     Certain Repurchases. If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.
     Business Combinations. In the event of a merger, consolidation or similar transaction involving Westamerica and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK
     The following is a brief description of the terms of our common stock that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our restated articles of incorporation, as amended, and our bylaws, as amended, copies of which have been filed with the SEC and are also available upon request from us, as well as the description of our common stock which is incorporated herein by reference through our previous filings with the SEC.
     Under our restated articles of incorporation, as amended, we have authority to issue up to 150,000,000 shares of common stock, no par value per share, of which 28,879,517 shares were outstanding as of January 31, 2009. In addition to the to preferred stock we are authorized to issue, we are also authorized to issue 1,000,000 shares of Class B common stock of which no shares were issued and outstanding as of January 31, 2009. Our board of directors is authorized to fix the rights, preferences, privileges and restrictions of the Class B common stock and may establish series of such stock and determine the variations between series.
General
     Holders of our common stock are entitled to receive dividends if, as and when declared by our board of directors, out of funds legally available for dividends, subject to any regulatory restrictions. We pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding securities with priority over the common stock (including any series of preferred stock), for the then current period and, in the case of any cumulative priority stock, all prior periods. Holders of our common stock are entitled, upon our liquidation, and after claims of creditors and the preferences of Series A Preferred Stock and any other outstanding securities with priority over the common stock, to receive pro rata our net assets.
     Our Series A Preferred Stock has, and any other series of priority stock upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock and any other series of priority stock also has such other preferences as currently, or as may be, fixed by our board of directors.
     Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that, upon giving the notice required by our bylaws, shareholders may cumulate their votes for the election of directors. Shares of our common stock are not redeemable, have no subscription, conversion or preemptive rights and are not subject to calls or assessments.
     Our common stock is listed on the NASDAQ Global Select Market. Outstanding shares of our common stock are validly issued, fully paid and non-assessable.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is ComputerShare.
Anti-Takeover Effects of Certain Provisions of Law, Our Charter Documents and Rights Plan
     The following is a summary of certain provisions of law, our restated articles of incorporation, as amended, and our Amended and Restated Shareholder Rights Agreement, or rights plan, that may have the effect of discouraging, delaying or preventing a change of control, change in management or an unsolicited acquisition proposal that a shareholder might consider favorable, including proposals that might result in the payment of a premium over the market price for the shares held by our shareholders. This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced.

     With respect to our charter documents and our rights plan, while such provisions might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect our shareholders generally and to provide our board of directors and shareholders a reasonable opportunity to evaluate and respond to such unsolicited acquisition proposals.
Charter Documents
     The authorized shares allowed to be issued pursuant to our restated articles of incorporation, as amended, may be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Westamerica. The Board of Directors also has sole authority to determine the terms of any one or more series of the preferred stock and Class B common stock, including voting rights, liquidation preferences and restrictions. As a result of the ability to fix voting rights for a series of preferred stock or Class B commons stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock or Class B common stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The issuance of such stock with may have the effect of delaying, deferring or preventing a change in control of Westamerica without further action of our shareholders.
     Restrictions On Business Combinations. Our restated articles of incorporation, as amended, contain a provision restricting certain business combinations with a person, firm, corporation or other entity (referred to as 10% shareholders) who may obtain our securities outside of an action taken by our board of directors. The most significant aspects of the business combination provision are that certain mergers, acquisitions, share issuances and other business combinations must be approved by our board of directors, under certain specified procedures, and if not so approved, then it must be approved by a greater than majority shareholder vote.
     Article V of our restated articles of incorporation, as amended, defines a business combination to include the following transactions:
•	any merger or consolidation of Westamerica with or into any 10% shareholder;

•	any sale or other disposition of all or any substantial part of our assets to any 10% shareholder;

•	the purchase or other acquisition of Westamerica of all or any substantial part of the assets of a 10% shareholder; or

•	any other transaction with a 10% shareholder which requires the approval of Westamerica’s shareholders under the California General Corporation Law.
     Our restated articles of incorporation defines a 10% shareholder to mean any person who is the beneficial owner of 10% or more of our outstanding common stock. To the best of management’s knowledge, none of our current shareholders is the beneficial owner of 10% or more of our outstanding common stock.
     Generally, the provision requires that a proposed business combination that has not been approved by the board of directors prior to the time the person became a 10% shareholder requires the affirmative vote of eighty percent (80%) of our outstanding common stock. However, the 80% affirmative vote is not required even after a person becomes a 10% shareholder if: (1) the transaction is approved by a majority of the board of directors at the time the person becomes a 10% shareholder, and (2) the aggregate of the cash or fair market value of other consideration to be received per share by Westamerica’s shareholders is not less per share than the highest price per share paid by the 10% shareholder for any shares of the same class of stock from the time such person obtained a beneficial ownership in excess of 5% of Westamerica’s outstanding common stock.
     This provision is intended to provide a measure of assurance that all of our shareholders will be treated similarly in the event of a business combination involving a 10% shareholder and also to encourage a potential acquirer to present any takeover proposal to the board of directors. Notwithstanding the foregoing, these provisions could also have the effect of discouraging a third party from making a tender or exchange offer for Westamerica, even though such an offer might be beneficial to us and our shareholders.

Rights Plan
     In December 1986, the Company declared a dividend distribution of one common share purchase right (the “Right”) for each outstanding share of common stock. The Rights, which have been amended and restated in 1989, 1995, 1999 and 2004, are exercisable only in the event of an acquisition of, or announcement of a tender offer to acquire, 10% or more of the Company’s stock without the prior consent of the Board of Directors. If the Rights become exercisable, the holder may purchase one share of the Company’s common stock for $110.00, subject to adjustment. In the event a person or a group has acquired, or obtained the right to acquire, beneficial ownership of securities having 10% or more of the voting power of all outstanding voting power of the Company, proper provision shall be made so that each holder of a Right will, for a 60-day period thereafter, have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the Right, to the extent available, and then a common stock equivalent having a market value of two times the exercise price of the Right. Under certain circumstances, the Rights may be redeemed by the Company at $.001 per Right prior to becoming exercisable and in certain circumstances thereafter. The Rights will expire on the earliest of (i) December 31, 2009, (ii) consummation of a merger transaction meeting certain characteristics or (iii) redemption of the Rights by the Company.
     Until a right is exercised, the holder will have no rights as a shareholder (other than any rights resulting from the holder’s ownership of our common stock), including the right to vote or receive dividends.
     For a complete description of the terms of the rights plan, please see our Amended and Restated Shareholder Rights Agreement, dated as of December 31, 2004, between us and ComputerShare Investor Services, LLC, as rights agent, filed as Exhibit 99 to Form 8-A/A, on December 22, 2004. The document is available from us or may be viewed on the website maintained by the SEC (www.sec.gov).
Restrictions on Ownership
     The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

PLAN OF DISTRIBUTION
     The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
     The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
     In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
     In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the Series A Preferred Stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.
     The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.
     In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
     In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
     In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
     At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
     We do not intend to apply for listing of the Series A Preferred Stock on any securities exchange or for inclusion of the Series A Preferred Stock in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Stock.
     We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.
SELLING SECURITYHOLDERS
     On February 13, 2009, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:
•	83,726 shares of Series A Preferred Stock, representing beneficial ownership of 100% of the shares of Series A Preferred Stock outstanding on the date of this prospectus;

•	any depositary shares that may represent the Series A Preferred Stock;

•	a warrant to purchase 246,640 shares of our common stock, representing beneficial ownership of approximately 0.85% of our common stock as of January 31, 2009; and

•	246,640 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 0.85% of our common stock as of January 31, 2009.
For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.
     Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.
     We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.
     Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.
     Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS
     The validity of the Series A Preferred Stock and any depositary shares representing the same, the warrant and the common stock offered by this prospectus will be passed upon for us by Manatt, Phelps & Phillips, LLP, Los Angeles, California.
EXPERTS
     The consolidated financial statements of Westamerica Bancorporation and Subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the Securities being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$3,785
Legal fees and expenses	$20,000
Accounting fees and expenses	$6,000
Miscellaneous expenses	$800

Total Expenses	$30,585

Item 15. Indemnification of Directors and Officers.
     Section 317 of the California General Corporation Law permits indemnification of directors, officers, employees, and other agents of a corporation under certain conditions and subject to certain limitations.
     Article VI of our restated articles of incorporation, as amended, contains provisions limiting the monetary liability of directors to the fullest extent permissible under California law. Article VII of our restated articles of incorporation, as amended, contains provisions authorizing us to provide for the indemnification of our agents through bylaw provisions to the fullest extent permitted, and in excess of that authorized, under Section 317. Section 5.01 of the our bylaws, as amended, provides for indemnification by us to our directors and provides us full power and authority to extend the indemnification benefits to any of our officers or agents.
     In addition, we maintain directors’ and officers’ liability insurance that insures our directors and officers against certain liabilities, including certain liabilities under the Securities Act of 1933.
Item 16. Exhibits

EXHIBIT
NUMBER	DESCRIPTION

3.1	Restated Articles of Incorporation (composite copy), incorporated by reference as Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission on March 30, 1998.

3.2	Bylaws, as amended (composite copy), incorporated by reference to Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on February 26, 2007.

3.2(a)	Amendment to Article III, Section 3.02 of the Bylaws of Westamerica Bancorporation, incorporated by reference as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 3, 2009.

3.3	Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Westamerica Bancorporation dated February 10, 2009, incorporated by reference as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 13, 2009.

4.1	Amended and Restated Shareholder Rights Agreement by and between Westamerica Bancorporation and Computershare Investor Services, LLC, dated December 31, 2004, incorporated by reference as Exhibit 99 to the Registrant’s Form 8-A/A, Amendment No. 4, filed with the Securities and Exchange Commission on December 22, 2004.

EXHIBIT
NUMBER	DESCRIPTION

4.2	Form of Certificate for the Series A Preferred Stock pursuant to the Letter Agreement between the Company and the United States Department of the Treasury dated February 13, 2009 incorporated by reference as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 19, 2009.

4.3	Warrant to Purchase Common Stock pursuant to the Letter Agreement between the Company and the United States Department of the Treasury dated February 13, 2009 incorporated by reference as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 19, 2009.

5.1	Opinion of Manatt, Phelps & Phillips, LLP*

10.1	Letter Agreement, dated as of February 13, 2009, including the Securities Purchase agreement — Standard Terms incorporated by reference therein, between Westamerica Bancorporation and the United States Department of the Treasury, incorporated by reference as Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 19, 2009.

10.2	Additional Letter Agreement, dated as of February 13, 2009, between Westamerica Bancorporation and the United States Department of Treasury, incorporated by reference as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 19, 2009.

12.1	Statement regarding computation of ratio of earnings to fixed charges*

23.1	Consent of KPMG LLP*

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1 filed herewith)

24.1	Powers of Attorney (Included in the signature pages to the Registration Statement)

*	Filed herewith.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Rafael, State of California, on March 12, 2009.

WESTAMERICA BANCORPORATION
By:	/s/ John “Robert” A. Thorson
John “Robert” A. Thorson
Senior Vice President and Chief Financial Officer

Power of Attorney and Signatures
     Each person whose signature appears below appoints David L. Payne and John “Robert” A. Thorson, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement (including any amendment thereto) of the Registrant to be filed after the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in fact and agents or any of them or their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Payne David L. Payne	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	March 12, 2009

/s/ John “Robert” A. Thorson John “Robert” A. Thorson	Senior Vice President and Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	March 12, 2009

/s/ Etta Allen Etta Allen	Director	March 12, 2009

/s/ Louis E. Bartolini Louis E. Bartolini	Director	March 12, 2009

/s/ E. Joseph Bowler E. Joseph Bowler	Director	March 12, 2009

/s/ Arthur C. Latno, Jr. Arthur C. Latno, Jr.	Director	March 12, 2009

/s/ Patrick D. Lynch Patrick D. Lynch	Director	March 12, 2009

Catherine C. MacMillan	Director	March 12, 2009

/s/ Ronald A. Nelson Ronald A. Nelson	Director	March 12, 2009

Edward B. Sylvester	Director	March 12, 2009

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

3.1	Restated Articles of Incorporation (composite copy), incorporated by reference as Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Securities and Exchange Commission on March 30, 1998.

3.2	Bylaws, as amended (composite copy), incorporated by reference to Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on February 26, 2007.

3.2(a)	Amendment to Article III, Section 3.02 of the Bylaws of Westamerica Bancorporation, incorporated by reference as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 3, 2009.

3.3	Certificate of Determination of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Westamerica Bancorporation dated February 10, 2009, incorporated by reference as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 13, 2009.

4.1	Amended and Restated Shareholder Rights Agreement by and between Westamerica Bancorporation and Computershare Investors Services, LLC, dated December 31, 2004, incorporated by reference as Exhibit 99 to the Registrant’s Form 8-A/A, Amendment No. 4, filed with the Securities and Exchange Commission on December 22, 2004.

4.2	Form of Certificate for the Series A Preferred Stock pursuant to the Letter Agreement between the Company and the United States Department of the Treasury dated February 13, 2009 incorporated by reference as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 19, 2009.

4.3	Warrant to Purchase Common Stock pursuant to the Letter Agreement between the Company and the United States Department of the Treasury dated February 13, 2009 incorporated by reference as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 19, 2009.

5.1	Opinion of Manatt, Phelps & Phillips, LLP*

10.1	Letter Agreement, dated as of February 13, 2009, including the Securities Purchase agreement — Standard Terms incorporated by reference therein, between Westamerica Bancorporation and the United States Department of the Treasury, incorporated by reference as Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 19, 2009.

10.2	Additional Letter Agreement, dated as of February 13, 2009, between Westamerica Bancorporation and the United States Department of Treasury, incorporated by reference as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 19, 2009.

12.1	Statement regarding computation of ratio of earnings to fixed charges*

23.1	Consent of KPMG LLP*

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1 filed herewith)

24.1	Powers of Attorney (Included in the signature pages to the Registration Statement)

*	Filed herewith.